UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 20, 2013

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On September 20, 2013, American Tower Corporation (the “Company”) entered into a loan agreement (the “Loan Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, The Royal Bank of Scotland plc and TD Securities (USA) LLC, as syndication agents, and J.P. Morgan Securities LLC, RBS Securities Inc. and TD Securities (USA) LLC, as joint lead arrangers and joint bookrunners.

The Loan Agreement provides for a $1.0 billion revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility does not require amortization of payments and may be repaid prior to maturity in whole or in part at the Company’s option without penalty or premium. The unutilized portion of the commitments under the Revolving Credit Facility may be irrevocably reduced or terminated by the Company in whole or in part without penalty. The Revolving Credit Facility matures on September 19, 2014.

Amounts borrowed under the Loan Agreement will bear interest, at the Company’s option, at a margin above LIBOR or the Base Rate. For LIBOR based borrowings, interest rates will range from 1.125% to 2.000% above LIBOR. For Base Rate borrowings, interest rates will range from 0.125% to 1.000% above the Base Rate. In each case, the applicable margin is based upon the Company’s debt ratings. In addition, the Loan Agreement provides for a quarterly commitment fee on the undrawn portion of the Revolving Credit Facility ranging from 0.125% to 0.400% per annum, based upon the Company’s debt ratings. Based on the Company’s debt rating, the current margin over LIBOR that the Company would incur (should it choose LIBOR Advances) on borrowings is 1.250% and the current commitment fee on the undrawn portion is 0.150%.

The Company’s ability to borrow under the Loan Agreement will be subject to its ongoing compliance with various affirmative and negative covenants, including with respect to its real estate investment trust status, indebtedness, guaranties, mergers and asset sales, liens, dividends, corporate existence and financial reporting obligations. In addition, the Loan Agreement requires that the Company satisfy the following two financial maintenance tests (each of the capitalized terms, as defined in the Loan Agreement):

•	a Company total leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 6.50 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries); and

•	a senior secured leverage ratio (Senior Secured Debt to Adjusted EBITDA) of not greater than 3.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries).

The definition of “Total Debt” in the Revolving Credit Facility is consistent with the definition described under “Amendments to Existing Credit Facilities” below.

In addition, if the Company’s debt ratings are below a specified level as of the end of any fiscal quarter, the Company shall maintain an interest coverage ratio (Adjusted EBITDA to Interest Expense) of not less than 2.50 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries).

Any failure to comply with the financial and operating covenants of the Loan Agreement would not only prevent the Company from being able to borrow additional funds, but would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

In addition, the Loan Agreement contains customary events of default, in certain cases subject to customary cure periods.

The Loan Agreement allows the Company to use borrowings for working capital needs, to finance acquisitions and for other general corporate purposes of the Company and its subsidiaries (including, without limitation, to refinance or repurchase other indebtedness and to repurchase the Company’s equity securities, in each case without additional lender approval).

Certain of the lenders under the Loan Agreement and other parties to the Loan Agreement or their affiliates have provided, and may in the future provide, commercial banking, underwriting, lending, investment banking and financial advisory services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they have received or will receive customary fees and commissions.

The foregoing description is only a summary of certain provisions of the Loan Agreement and is qualified in its entirety by the terms of the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Amendments to Existing Credit Facilities

On September 20, 2013, the Company, as borrower, entered into three separate amendment agreements (the “Amendments”) with (i) the Royal Bank of Scotland plc, as administrative agent, and a majority of the lenders under Company’s term loan agreement related to its $750 million term loan, entered into on June 29, 2012 (the “Term Loan”), (ii) JPMorgan Chase Bank, N.A., as administrative agent, and all of the lenders under the Company’s loan agreement related to its $1.0 billion senior unsecured revolving credit facility entered into on January 31, 2012 (the “2012 Credit Facility”) and (iii) Toronto Dominion (Texas) LLC, as administrative agent and a majority of the lenders under the Company’s loan agreement related to its $1.5 billion senior unsecured revolving credit facility entered into on June 28, 2013 (the “2013 Credit Facility”).

With respect to each of the Term Loan, the 2012 Credit Facility and the 2013 Credit Facility, each of the Amendments (i) amends the definition of “Total Debt” to be net of unrestricted domestic cash and cash equivalents and (ii) increases the permitted ratio of Total Debt to Adjusted EBITDA from 6.00 to 1.00 to 6.50 to 1.00 from September 30, 2013 to September 30, 2014.

In addition, the Amendment related to the 2013 Credit Facility added an additional expansion feature permitting the Company to request an increase of the commitments under the 2013 Credit Facility from time to time up to an aggregate additional $750 million, including in the form of a term loan, from any of the lenders or other eligible lenders that elect to make such increases available, upon the satisfaction of certain conditions.

Except as described above, all of the other terms of the Term Loan, the 2012 Credit Facility and the 2013 Credit Facility remain in full force and effect.

The foregoing description is only a summary of certain provisions of the Amendments and is qualified in its entirety by the terms of the Amendments, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Incremental Commitment

Effective September 20, 2013, the Company exercised its option, pursuant to Section 2.14 of the 2013 Credit Facility, to increase the commitments thereunder by $500 million, resulting in aggregate commitments under the 2013 Credit Facility of $2.0 billion.

After giving effect to the $500 million of incremental commitments under the 2013 Credit Facility, the Company has the ability to borrow up to an aggregate of approximately $4.0 billion under its 2012 Credit Facility, 2013 Credit Facility and the Revolving Credit Facility. As of September 20, 2013, there were no amounts outstanding under the 2012 Credit Facility, 2013 Credit Facility or the Revolving Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussions under Item 1.01 “Revolving Credit Facility” and “Incremental Commitment” above, which are incorporated under this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

Date: September 23, 2013	By:	/s/ THOMAS A. BARTLETT

Thomas A. Bartlett
Executive Vice President, Chief Financial Officer and Treasurer